Exhibit 10.4

EXECUTION COPY

CONTRIBUTION AGREEMENT dated as of November 22, 2006 (this “Agreement”), between DEXIA S.A., a Belgian corporation (“Parent”), and FINANCIAL SECURITY ASSURANCE HOLDINGS LTD., a New York corporation (“Issuer”).

WHEREAS, Parent is the ultimate beneficial owner of a majority of the outstanding common stock of Issuer; and

WHEREAS, Parent and Issuer desire to enter into this agreement in connection with the issuance by Issuer of $300,000,000 of its Junior Subordinated Debentures pursuant to the Indenture (the “Debentures”) on the date hereof;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

SECTION 1.             Definitions.  Capitalized terms used but not defined herein shall have the respective meanings given to them in the Indenture dated as of November 22, 2006 (the “Indenture”) between Issuer and The Bank of New York, as indenture trustee (the “Trustee”), or the Debentures.

SECTION 2.             Contribution.  (a)  If, at any time, (i) Issuer, in accordance with the terms of the Indenture, optionally defers interest on the Debentures for a period of five years or, optionally defers interest on the Debentures and pays current interest thereon prior to the fifth anniversary of the commencement of the applicable Deferral Period, and therefore is required to issue shares of its common stock or Qualifying Non-Cumulative Perpetual Preferred Stock pursuant to Section 9 of the Debentures and (ii) Issuer has attempted to issue shares of its Qualifying Non-Cumulative Perpetual Preferred Stock but has not raised sufficient Eligible Proceeds through the sale of its common stock and Qualifying Non-Cumulative Perpetual Preferred Stock to pay all deferred interest (including compounded amounts thereon), then, subject to paragraph (b) of this Section 2, Parent shall, upon receipt of a request of Issuer (an “Issuance Request”), (1) prior to the date that Parent obtains the Dexia Stock Issuance Board Approval, promptly use its commercially reasonable efforts, taking into account its own funding requirements, to subscribe for additional shares of Issuer’s common stock for an amount equal to the Shortfall Amount with any source of funds then available to it, and (2) from and after the date that Parent obtains the Dexia Stock Issuance Board Approval, promptly use its commercially reasonable efforts to raise common equity providing Parent with net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance) in an amount equal to the Shortfall Amount.  If Parent is successful in raising any such common equity pursuant to the preceding clause (2), then Parent shall promptly subscribe for additional shares of Issuer’s common stock with such net proceeds.  If, subsequent to Parent obtaining the Dexia Stock Issuance Board Approval, Parent is not successful in raising any such common equity pursuant to the preceding clause (2), then Parent will not be required to subscribe for additional shares of Issuer’s common stock or otherwise have any obligation to contribute any of its assets to Issuer under the preceding clause (2), and specifically, Parent shall not be required to apply any of its other assets to discharge its obligations under the preceding clause (2).

(b)  Notwithstanding the foregoing Parent shall not be required to (i) issue common equity or subscribe for shares of Issuer’s common stock to the extent that the net proceeds of such issuance of common equity, together with the net proceeds of all other common equity which has been previously issued pursuant to Issuance Requests, would exceed, in the aggregate, an amount equal to the Shortfall Amount, (ii) use its commercially reasonable efforts to issue common equity during the continuance of a Parent Market Disruption Event or (iii) issue common equity or subscribe for shares of Issuer’s common stock at any time after Parent has acquired shares of Issuer’s common stock pursuant to this Agreement for an aggregate purchase price equal to the Maximum Contribution Amount.

(c)  For purposes of this Agreement, “Dexia Stock Issuance Board Approval” means the approval by Parent’s Board of Directors of Parent’s obligation to raise common equity described under clause (a)(2) of this Section 2.

(d)  For purposes of this Agreement, “Parent Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances: (i) a material suspension of or limitation on trading or on settlement procedures for transactions in Parent’s common equity and/or preferred securities through the primary stock exchange or exchanges on which such securities are then traded or the principal central securities depositary through which such securities are then cleared; (ii) a prohibition or material restriction imposed by applicable law (or by order, decree or regulation of any governmental entity, stock exchange or self-regulating body having jurisdiction) on the ability of Parent to issue or transfer its common equity or preferred securities; (iii) Parent would be required to obtain the consent or approval of its shareholders to issue common equity as required by this Agreement, and Parent fails to obtain that consent or approval notwithstanding its commercially reasonable efforts to obtain that consent or approval; or (iv) Parent is subject to a “blackout’’ period which, under applicable securities laws or Parent policies then in place, would not permit Parent to issue common equity and/or preferred securities until the release of information which has resulted in the commencement of such blackout period or such blackout period has otherwise terminated.

(e)  For purposes of this Agreement, “Shortfall Amount” means, as of any date, (i) the aggregate amount of interest accrued (including compounded amounts thereon and interest accrued after Issuer is required to issue common stock and Qualifying Non-Cumulative Perpetual Preferred Stock pursuant to the Alternative Payment Mechanism) on the Debentures during the then current Deferral Period, measured as of the next regularly scheduled Interest Payment Date, minus (ii) the amount of any Eligible Proceeds that Issuer has raised by issuing common stock and/or Qualifying Non-Cumulative Perpetual Preferred Stock pursuant to the Alternative Payment Mechanism in respect of the then current Deferral Period.

(f)  For purposes of this Agreement, “Maximum Contribution Amount” means the greater of (i) $300,000,000 and (ii) such amount to which Parent shall have, in its sole discretion by written notice to Issuer, elected to increase the Maximum Contribution Amount.

SECTION 3.           Waivers.  Parent hereby waives any failure or delay on the part of Issuer in asserting or enforcing any of its rights or in making any claims or demands hereunder.

SECTION 4.           Termination.  This Agreement shall remain in full force and effect for so long as any of the Debentures are outstanding, provided, however, that this Agreement may be terminated by (a) Parent upon 10 business days’ prior notice to Issuer at any time on or after which:

(i)  Parent and its Subsidiaries have sold or otherwise transferred 50% or more of Issuer’s outstanding voting securities to another Person (other than Parent or one of its Subsidiaries) that has not assumed Parent’s obligations under this Agreement; provided that Parent has used its commercially reasonable efforts to cause such Person to agree to assume such obligations;

(ii)  Parent and its Subsidiaries have ceased to beneficially own securities constituting greater than 50% of Issuer’s outstanding voting securities; provided that as of such date Issuer’s common stock is listed for trading on a national securities exchange or is quoted in the Nasdaq National Market; or

(iii)  Issuer has conveyed, transferred or leased all or substantially all of its properties to another Person, and if such Person is a Subsidiary of another Person (the “Third Party Parent Company”), such Third Party Parent Company has not assumed Parent’s obligations under this Agreement; provided that Parent has used its commercially reasonable efforts to cause such Third Party Parent Company to agree to assume such obligations; or

(b)  Parent or Issuer at any time that Issuer shall have received an opinion of counsel experienced in such matters to the effect that such termination would not increase the risk that the Debentures will be treated other than as debt for U.S. federal income tax purposes.

SECTION 5.           Amendments and Waivers.  This Agreement may not be amended, and none of the terms or provisions of this Agreement may be waived, except by an instrument in writing signed on behalf of each of the parties hereto; provided that no such amendment or waiver shall be effective unless Issuer shall have received an opinion of counsel experienced in such matters to the effect that such amendment or waiver would not increase the risk that the debentures will be treated other than as debt for U.S. federal income tax purposes.

SECTION 6.           Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or recognized overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:

(i) if to Parent,

Dexia S.A.

Dexia Tower

Place Roger II

1210 Brussels

Belgium

Phone:  011 322 213 5736

Fax:  011 322 213 5890

Attention:  Secretary General;

and

(ii) if to Issuer,

Financial Security Assurance Holdings Ltd.

31 West 52nd Street

New York, New York, 10019, U.S.A.

Phone:  001 212 826 0100

Fax:  001 212 857 0541

Attention: General Counsel.

SECTION 7.           Governing Law; Jurisdiction; Service of Process.  (a)  This Agreement shall be governed by the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

(b) Each of Parent and Issuer hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or U.S. Federal court sitting in the Borough of Manhattan in The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of Parent and Issuer hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such U.S. Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)  Parent has irrevocably appointed Dexia Credit Local New York Branch as its authorized agent (the “Authorized Agent”), upon whom service of process may be served in any suit, action or proceeding arising out of or based upon this Agreement that may be instituted in any such court.  Parent hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and Parent agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon Parent.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.  If for any reason the Authorized Agent is unable to serve in such capacity, Parent shall appoint another agent reasonably satisfactory to the Trustee.

(d)  Each of Parent and Issuer irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Agreement in such courts whether on grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  Each Parent and Issuer hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.           No Third Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

SECTION 9.           Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DEXIA S.A.,

by	/s/ Axel Miller
Name: Axel Miller
	Title:	Managing Director and Chairman of the Management Board

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.,

by	/s/ Joseph W. Simon
Name: Joseph W. Simon
	Title:	Managing Director and Chief Financial Officer of Holdings